Exhibit 99.1

Jive Communications, Inc.

Consolidated Financial Statements

As of December 31, 2017 and 2016 and for the

Three years in the period ended December 31, 2017

Together with Independent Auditors’ Report

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of

Jive Communications, Inc.

We have audited the accompanying consolidated financial statements of Jive Communications, Inc. and subsidiaries (collectively, the Company), which comprise the consolidated balance sheets as of December 31, 2017 and 2016, the related consolidated statements of operations, comprehensive loss, stockholders’ equity (deficit), and cash flows for the years ended December 31, 2017, 2016, and 2015, and the related notes to consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to error or fraud.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to error or fraud. In making those risk assessments, the auditors consider internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Jive Communications, Inc. and subsidiaries as of December 31, 2017 and 2016, and the results of their operations and their cash flows for the years ended December 31, 2017, 2016, and 2015, in accordance with accounting principles generally accepted in the United States of America.

May 11, 2018

JIVE COMMUNICATIONS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$3,013,694	$9,694,502
Accounts receivable, net	4,967,428	4,899,896
Current portion of lease receivables, net	1,397,485	468,043
Current portion of unbilled accounts receivable	476,773	767,933
Inventory	318,338	112,786
Other current assets	1,763,142	2,736,579

Total current assets	11,936,860	18,679,739

Lease receivables, net of current portion	1,874,588	666,839
Unbilled accounts receivable, net of current portion	276,062	276,888
Property and equipment, net	3,760,494	3,299,760
Intangible assets, net	1,278,139	1,303,139
Other assets	541,256	121,200

Total assets	$19,667,399	$24,347,565

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$3,319,131	$1,844,157
Accrued compensation	2,249,070	2,052,024
Accrued expenses	3,995,318	2,620,895
Current portion of capital lease obligations	473,741	668,751
Current portion of long-term debt	833,333	1,238,071
Other current liabilities	174,570	63,043

Total current liabilities	11,045,163	8,486,941

Deferred rent	46,728	71,615
Capital lease obligations, net of current portion	122,990	12,168
Long-term debt, net of current portion	14,916,667	6,522,314
Other long-term liabilities	120,281	49,001

Total liabilities	26,251,829	15,142,039

Commitments and contingencies (Note 7)

Stockholders’ equity (deficit):
Preferred stock, convertible, $0.0001 par value:
Authorized: 33,000,000
Issued and outstanding: 23,578,536 shares at December 31, 2017 and December 31, 2016; aggregate liquidation preference of $40,216,600 at December 31, 2017 and December 31, 2016;	2,358	2,358
Common stock, $0.0001 par value:
Authorized: 115,000,000 shares;
Issued and outstanding: 56,578,146 shares and 58,410,826 shares at December 31, 2017 and December 31, 2016, respectively;	5,658	5,841
Promissory notes to be satisfied through redemption of shares	—	(2,503,646)
Additional paid-in capital	22,862,789	26,842,526
Accumulated other comprehensive loss	(14,914)	(2,084)
Accumulated deficit	(29,440,321)	(15,139,469)

Total stockholders’ equity (deficit)	(6,584,430)	9,205,526

Total liabilities and stockholders’ equity (deficit)	$19,667,399	$24,347,565

See accompanying notes to consolidated financial statements

JIVE COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2017	2016	2015
Software subscriptions	$72,815,327	$61,618,513	$50,429,354
Product revenue	7,892,940	5,568,202	4,918,797

Total revenue	80,708,267	67,186,715	55,348,151

Operating expenses:
Cost of software subscriptions	19,284,187	17,222,698	14,652,569
Cost of product revenue	8,351,570	5,992,687	5,274,992
Sales and marketing	44,297,090	32,194,449	25,488,366
Research and development	12,184,722	8,448,140	6,804,504
General and administrative	10,100,738	7,749,794	8,217,730

Total operating expenses	94,218,307	71,607,768	60,438,161

Loss from operations	(13,510,040)	(4,421,053)	(5,090,010)
Interest expense	(756,999)	(441,639)	(319,589)

Loss before provision for income taxes	(14,267,039)	(4,862,692)	(5,409,599)
Provision for income taxes	33,813	15,743	21,058

Net loss	$(14,300,852)	$(4,878,435)	$(5,430,657)

See accompanying notes to consolidated financial statements

JIVE COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	Years Ended December 31,
	2017	2016	2015
Net loss	$(14,300,852)	$(4,878,435)	$(5,430,657)
Other comprehensive income (loss)
Foreign currency translation adjustment	(12,830)	14,654	(16,738)

Comprehensive loss	$(14,313,682)	$(4,863,781)	$(5,447,395)

See accompanying notes to consolidated financial statements

JIVE COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Promissory Notes	Total
	Shares	Amount	Shares	Amount
Balance at December 31, 2014	18,355,695	$1,836	49,351,170	$4,934	$14,545,043	$—	$(4,830,377)	$—	$9,721,436
Issuance of common stock on exercise of stock options	—	—	8,680,210	868	158,496	—	—	—	159,364
Repurchase of common stock	—	—	(59,931)	(5)	(147,042)	—	—	—	(147,047)
Stock-based compensation	—	—	—	—	100,057	—	—	—	100,057
Foreign currency translation adjustment	—	—	—	—	—	(16,738)	—	—	(16,738)
Net loss	—	—	—	—	—	—	(5,430,657)	—	(5,430,657)

Balance at December 31, 2015	18,355,695	1,836	57,971,449	5,797	14,656,554	(16,738)	(10,261,034)	—	4,386,415
Issuance of common stock on exercise of stock options	—	—	439,377	44	60,652	—	—	—	60,696
Issuance of Series A preferred stock	5,222,841	522	—	—	11,999,477	—	—	—	11,999,999
Stock-based compensation	—	—	—	—	125,843	—	—	—	125,843
Foreign currency translation adjustment	—	—	—	—	—	14,654	—	—	14,654
Promissory notes to be satisfied through redemption of shares	—	—	—	—	—	—	—	(2,503,646)	(2,503,646)
Net loss	—	—	—	—	—	—	(4,878,435)	—	(4,878,435)

Balance at December 31, 2016	23,578,536	2,358	58,410,826	5,841	26,842,526	(2,084)	(15,139,469)	(2,503,646)	9,205,526
Issuance of common stock on exercise of stock options	—	—	125,885	13	24,050	—	—	—	24,063
Repurchase of common stock	—	—	(1,958,565)	(196)	(4,499,999)	—	—	2,503,646	(1,996,549)
Stock-based compensation	—	—	—	—	496,212	—	—	—	496,212
Foreign currency translation adjustment	—	—	—	—	—	(12,830)	—	—	(12,830)
Net loss	—	—	—	—	—	—	(14,300,852)	—	(14,300,852)

Balance at December 31, 2017	23,578,536	$2,358	56,578,146	$5,658	$22,862,789	$(14,914)	$(29,440,321)	$—	$(6,584,430)

See accompanying notes to consolidated financial statements

JIVE COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2017	2016	2015
Cash flows from operating activities:
Net loss	$(14,300,852)	$(4,878,435)	$(5,430,657)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,138,792	1,901,843	1,751,969
Stock-based compensation	496,212	125,843	100,057
Loss on disposal of assets	42,042	77,880	12,185
Changes in operating assets and liabilities:
Accounts receivable	(63,859)	161,515	(2,956,080)
Inventory	(205,818)	(8,479)	33,140
Unbilled accounts receivable	286,812	61,475	250,344
Lease receivable	(2,155,498)	(1,134,883)	—
Other current and noncurrent assets	562,351	(1,378,305)	(263,985)
Accounts payable	1,440,802	403,302	473,186
Accrued compensation and accrued expenses	1,761,319	1,748,910	489,395
Other liabilities	(16,777)	85,296	15,822

Net cash used in operating activities	(10,014,474)	(2,834,038)	(5,524,624)

Cash flows from investing activities:
Purchase of property and equipment	(1,842,198)	(693,172)	(2,234,424)
Purchase of intangible asset	—	(14,000)	(184,103)
Proceeds from sales of property and equipment	37,766	119,471	52,179

Net cash used in investing activities	(1,804,432)	(587,701)	(2,366,348)

Cash flows from financing activities:
Net proceeds from revolving line of credit and long-term debt	11,883,333	2,675,000	5,350,000
Repayment of long-term debt	(3,893,718)	(815,532)	(226,511)
Repayment of capital lease obligations	(1,090,550)	(1,270,622)	(1,629,059)
Net proceeds from issuance of preferred stock	—	11,999,999	—
Proceeds from exercise of stock options and common stock warrants	24,063	60,696	11,898
Repurchase of common stock	(1,996,549)	—	(147,047)
Issuance of promissory notes	—	(2,503,646)	—

Net cash provided by financing activities	4,926,579	10,145,895	3,359,281

Effect of exchange rate changes on cash	211,519	12,973	(8,791)
Net change in cash and cash equivalents	(6,680,808)	6,737,129	(4,540,482)

Cash and cash equivalents:
Cash and cash equivalents at beginning of year	9,694,502	2,957,373	7,497,855

Cash and cash equivalents at end of year	$3,013,694	$9,694,502	$2,957,373

Supplemental disclosure of cash flow information:
Cash paid for interest	$767,071	$420,824	$326,012
Cash paid for income taxes	$397	$11,119	$4,652

Supplemental schedule of noncash investing and financing activities:
Equipment purchased under capital lease	$921,647	$163,001	$106,597
Promissory notes issued by employees for issuance of Company stock	$—	$—	$147,466
Promissory notes satisfied through redemption of Company stock	$2,503,646	$—	$—

See accompanying notes to consolidated financial statements

JIVE COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Description of Organization and Summary of Significant Accounting Policies

Description of Business

Jive Communications, Inc. was incorporated in Delaware on August 1, 2006. Jive Communications, Inc. and its subsidiaries (collectively, “the Company”) provide enterprise-grade hosted VoIP and unified communications to businesses and institutions worldwide.

The Company is headquartered in Utah with wholly-owned subsidiaries in Brazil, Canada, Guatemala, and Mexico.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, the Company evaluates its estimates, including, but not limited to, those related to the allowance for doubtful accounts, valuation allowances for net deferred income tax assets, and stock-based compensation. Actual results could differ from those estimates.

Cash and Cash Equivalents and Concentrations of Credit Risk

Cash and cash equivalents consist of cash and investments that are readily convertible into cash and have original maturities to the Company of three months or less. The Company maintains its cash in bank deposit accounts with established commercial banks. To date, the Company has not experienced a loss or lack of access to its invested cash and cash equivalents.

Foreign Currency

The functional currency of the Company’s foreign subsidiaries is the local currency. Adjustments resulting from translating foreign functional currency financial statements into U.S. dollars are recorded as a component of accumulated other comprehensive income or loss within the stockholders’ equity in the consolidated balance sheets. All assets and liabilities denominated in a foreign currency are translated into U.S. dollars at the exchange rate on the balance sheet date. Equity transactions are translated using historical exchange rates. Revenues and expenses are translated at the average exchange rate during the period.

Accounts Receivable

Accounts receivable are recorded at the amount invoiced to customers on normal trade terms and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The estimated amount is based on the aging of the receivable balance, current and historical customer trends, and changes in payment schedules and histories. Account balances are charged off against the allowance for doubtful accounts receivable when the potential for recovery is remote. Recoveries of receivables previously charged off are recorded when payment is received.

JIVE COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Lease Receivables

The Company leases equipment to customers through sales-type leases with no explicit interest rate. Lease receivables are recorded at the commencement date at the amount to be received from the customer over the term of the lease. An interest rate based on current market interest rates is used to determine interest revenue over the life of the lease. There are no fees or costs associated with origination of a lease. All profit or loss associated with the leased equipment is recognized at the commencement date unless a multiple-element arrangement exists. If a multiple element-arrangement exists, the revenue from the sales-type lease is allocated according to the Company’s accounting for multiple-element arrangements. The allowance for doubtful lease receivables is the Company’s best estimate of the amount of probable credit losses in the Company’s existing lease receivables. The estimated amount is based on the aging of the receivable balance, current and historical customer trends, and changes in payment schedules and histories. Account balances are charged off against the allowance for doubtful lease receivables and the accrual of interest is discontinued when the potential for recovery is remote. Recoveries of receivables previously charged off are recorded when payment is received, and at this time the accrual of interest resumes.

Inventory

Inventory, consisting solely of finished goods, is stated at the lower of cost or market. Cost was determined using the standard cost method.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the estimated economic useful lives of the assets or over the related lease terms (if shorter). Rental and telephony equipment are depreciated over three years; network and office equipment and vehicles are depreciated over five years; office furniture is depreciated over seven years; and leasehold improvements are depreciated over the respective lease term.

Expenditures for improvements that extend the physical or economic life of the property are capitalized. Routine maintenance, repairs, and renewal costs are charged to expense as incurred. Upon sale or other retirement of depreciable property, the cost and accumulated depreciation and amortization are removed from the related accounts and any gain or loss is reflected in the statements of operations.

Intangible Assets

In 2013 the Company purchased intellectual property through the issuance of a promissory note. The Company determined that the intellectual property has an indefinite life, and accordingly the intangible asset is not subject to amortization.

In 2015 the Company purchased intellectual property. The Company determined that a portion of the intellectual property has an indefinite life and is not subject to amortization. The remainder of the intellectual property has a finite life and is amortized on a straight-line basis over the periods benefited, which is estimated at five years. The amortization expense for the intellectual property is included in cost of software subscriptions.

In 2016 the Company purchased intellectual property. The Company determined that the intellectual property has an indefinite life and is not subject to amortization.

Impairment of Long-Lived Assets

Long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. No impairment charges were recorded in 2017, 2016, or 2015.

Intangible assets that have indefinite useful lives are tested annually for impairment, and are tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value. No impairment charges were recorded against intangible assets in 2017, 2016, or 2015.

JIVE COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Revenue Recognition

The Company’s revenues consist primarily of software subscriptions and product revenue. The Company recognizes revenue when products are shipped or services have been provided and the customer takes ownership of products and assumes risk of loss, collection of the related receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable. Shipping and other transportation costs charged to customers are recorded in both product revenue and cost of product revenue. Revenue is recorded net of sales tax.

The Company enters into arrangements with multiple-deliverables that are divided into separate units of accounting according to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 605-25 Multiple-Element Arrangements. The Company allocates revenues to each deliverable in a multiple-deliverable arrangement based upon its relative selling price. Accounting Standards Update (“ASU”) No. 2009-13 states that a vendor should determine its best estimate of selling price (“BESP”) in a manner that is consistent with that used to determine the price to sell the deliverable on a stand-alone basis. As the Company charges customers for the various deliverables in the multiple-element arrangement based on a stand-alone price, the stand-alone selling prices charged to customers provide a basis to allocate the arrangement consideration among the multiple deliverables. Consideration allocated to each deliverable, limited to the amount not contingent on future performance, is then recognized when the revenue recognition criteria are met for each of the respective deliverables.

Stock-Based Compensation

Employee stock-based compensation expense is measured at the grant date using the Black-Scholes option valuation model. Fair value determined using the Black-Scholes option valuation model varies based on assumptions used for the expected stock price volatility, expected term, risk free interest rate and future dividend payments. Compensation expense is recognized over the vesting period using the straight-line method, net of estimated forfeitures.

Advertising

Advertising costs are expensed as incurred and were approximately $2.90 million, $2.34 million, and $2.14 million for the years ended December 31, 2017, 2016, and 2015, respectively.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

The Tax Cuts and Jobs Act (the Tax Act) was enacted in December 2017. The Tax Act significantly changes U.S. tax law by, among other things, lowering U.S. corporate income tax rates, implementing a territorial tax system and imposing a one-time transition tax on deemed repatriated earnings of foreign subsidiaries. The Tax Act reduces the U.S. corporate income tax rate from 35% to 21%, effective January 1, 2018. The Tax Act also provides for a transition to a new territorial system of taxation and generally requires companies to include certain untaxed foreign earnings of non-U.S. subsidiaries into taxable income in 2017, or the Transition Tax. As the net untaxed foreign earnings of the non-U.S. subsidiaries of the Company is a deficit, there is no Transition Tax liability for the Company.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. As a result of the reduction in U.S. corporate income tax rates from 35% to 21% under the Tax Act, the Company revalued its ending net deferred tax assets as of December 31, 2017.

JIVE COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Deferred income tax assets are reviewed periodically for recoverability, and valuation allowances are provided when it is more likely than not that some or all of the deferred income tax assets may not be realized.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained upon examination of the relevant taxing authority. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company believes that it has appropriate support for the income tax positions taken and to be taken on its tax returns and that its accruals for tax liabilities are adequate for all open tax years based on an assessment of many factors including experience and interpretations of tax laws applied to the facts of each matter. The Company has concluded that there are no significant uncertain tax positions requiring disclosure, and there are no material amounts of unrecognized tax benefits.

Research and Development

Research and development costs are expensed as incurred. Research and development costs were approximately $12.2 million, $8.4 million, and $6.8 million for the years ended December 31, 2017, 2016, and 2015, respectively.

2.	Accounts Receivable

Accounts receivable consisted of the following:

	December 31,
	2017	2016
Accounts receivable-trade	$5,386,691	$5,711,911
Allowance for doubtful accounts	(419,263)	(812,015)

Accounts receivable, net	$4,967,428	$4,899,896

3.	Lease Receivables

Lease receivables consisted of the following as of December 31, 2017:

	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Financing Receivables
Lease receivables	$34,498	$15,109	$14,721	$64,328	$28,532	$3,466,779

The allowance for doubtful lease receivables was $194,706, $116,777, and $0 for the years ended December 31, 2017, 2016, and 2015, respectively. The allowance was determined by considering both accounts that are overdue and accounts that have not yet come due. There were no accounts that were on nonaccrual status as of December 31, 2017 because all such accounts were charged off against the allowance for doubtful lease receivables. As of December 31, 2017, future payments, excluding interest and other costs, are scheduled to be received as follows:

JIVE COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ending December 31:
2018	$1,455,364
2019	1,227,894
2020	617,869
2021	124,009
2022	35,829
Thereafter	5,814

Total lease receivables	3,466,779
Less: allowance for doubtful lease receivables	(194,706)

Lease receivables, net	3,272,073
Less: current portion of lease receivables, net	(1,397,485)

Lease receivables, net of current portion	$1,874,588

Unearned interest of $285,169 will be recognized over the life of the leases as of December 31, 2017.

4.	Property and Equipment

Property and equipment consisted of the following:

	December 31,
	2017	2016
Rental equipment	$1,989,687	$4,002,083
Network equipment	3,696,292	3,141,052
Office equipment	1,430,687	673,598
Telephony equipment	183,077	305,412
Office furniture	162,463	55,343
Leasehold improvements	89,419	71,146
Vehicles	164,190	57,135

Property and equipment	7,715,815	8,305,769
Less: accumulated depreciation and amortization	(3,955,321)	(5,006,009)

Property and equipment, net	$3,760,494	$3,299,760

Total depreciation and amortization expense on property and equipment was $2,113,792, $1,876,843, and $1,739,469 for the years ended December 31, 2017, 2016, and 2015, respectively.

5.	Intangible Assets

Intangible assets consisted of the following:

	December 31,
	2017	2016
Domain names	$1,215,639	$1,215,639
Technology	125,000	125,000

Total intangibles	1,340,639	1,340,639
Less: accumulated amortization	(62,500)	(37,500)

Net carrying amount	$1,278,139	$1,303,139

Total amortization expense on intangible assets was $25,000, $25,000, and $12,500 for the years ended December 31, 2017, 2016, and 2015, respectively.

As of December 31, 2017, annual amortization of intangible assets, based upon our existing intangible assets and current useful lives, is estimated to be the following:

JIVE COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ending December 31:
2018	$25,000
2019	25,000
2020	12,500

Total	$62,500

6.	Debt

Silicon Valley Bank Credit Facility

As of December 31, 2017, the Company’s debt includes borrowings under the Amended and Restated Loan and Security Agreement dated June 26, 2017 (the “SVB Agreement”), with Silicon Valley Bank (“SVB”). Under the SVB Agreement, the Company has term loan advances and a revolving line of credit (“LOC”), which are secured by the assets of the Company.

The Company has withdrawn $5 million of term loan advances as of December 31, 2017. The term loan commitment is to be repaid in 36 consecutive equal monthly payments commencing on July 1, 2018. The term loan commitment bears interest at the Prime rate plus 1.75% (6.25% as of December 31, 2017). As of December 31, 2017, future principal payments on the term loan are scheduled as follows:

Years ending December 31:
2018	$833,333
2019	1,666,667
2020	1,666,667
2021	833,333

Total	$5,000,000

The revolving line of credit provides for a maximum borrowing of up to $20 million. The LOC bears interest at the Prime rate plus 1.25% (5.75% as of December 31, 2017), and expires June 2019. The LOC agreement requires that the Company meet certain financial covenants throughout the year. The Company had drawn down $10.75 million from the LOC as of December 31, 2017.

7.	Commitments and Contingencies

Operating Leases

The Company leases office facilities under non-cancelable operating leases. As of December 31, 2017, future minimum lease payments under non-cancelable operating leases with terms of one year or more were as follows:

Years ending December 31:
2018	$687,471
2019	2,749,272
2020	2,707,062
2021	2,547,873
2022	2,574,218
Thereafter	7,866,049

Total	$19,131,945

Amendments to certain lease agreements subsequent to year end were included in the future minimum lease payments schedule. Leases for certain office facilities include scheduled periods of abatement and escalation of rental payments. The Company recognizes rent expense on a straight-line basis for all operating lease arrangements with the difference between required lease payments and rent expense recorded as deferred rent. Total rent expense was $1,144,164, $1,029,809, and $852,448 for the years ended December 31, 2017, 2016, and 2015, respectively.

JIVE COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capital Leases

The Company is obligated under various capital leases for equipment that expire at various dates during the next three years. As of December 31, 2017, future minimum capital lease payments, excluding taxes, insurance, and other costs are scheduled as follows:

Years ending December 31:
2018	$523,164
2019	93,575
2020	41,516
2021	7,940
2022	3,308

Total future minimum lease payments	669,503
Less: amount representing interest	(72,772)

Total future minimum lease payments	596,731
Less: current portion of capital lease obligations	(473,741)

Capital lease obligations, net of current portion	$122,990

Employee Agreements

The Company has entered into employment agreements with certain executives and key members of management pursuant to which if the Company terminates their employment without cause or if the employee does so for good reason following a change of control of the Company, the employees are entitled to receive certain benefits, including severance payments, accelerated vesting of stock options and continued COBRA coverage. As of December 31, 2017, no events had occurred that would cause these provisions to become effective.

Distributor Dispute

A distributor, whose contract was terminated, filed a series of claims against the Company’s Brazilian subsidiary. The Company disputes these claims and does not believe that the outcome of this matter will have a material adverse effect on the Company’s consolidated financial statements.

8.	Stockholders’ Equity

Preferred Stock

The Company has authorized and issued 23,578,536 shares of preferred stock. The first series of preferred stock is designated as Series A preferred stock (“Series A Preferred”) and consists of 18,138,333 authorized shares. The second series of preferred stock is designated as Series A-1 preferred stock (“Series A-1 Preferred”) and consists of 217,562 authorized shares. The third series of preferred stock is designated as Series A-2 preferred stock (“Series A-2 Preferred”) and consists of 3,264,076 authorized shares. The fourth series of preferred stock is designated as Series A-3 preferred stock (“Series A-3 Preferred”) and consists of 1,958,565 authorized shares.

Dividends – The Series A Preferred, the Series A-1 Preferred, Series A-2 Preferred, and Series A-3 Preferred (“Preferred Stock”) do not have a dividend preference over the common stock, except in the case of liquidation when there are accrued but unpaid dividends.

Liquidation – Upon the liquidation, dissolution or winding-up of the Company (as defined in the Company’s certificate of incorporation, as amended), each holder of Preferred Stock is entitled to receive a payment equal to the original per share issuance price, plus any accrued but unpaid dividends, prior to any payment to the common stockholders.

Voting – The holders of Preferred Stock are entitled to one vote for each share of common stock into which such preferred stock could then be converted and vote on all matters on which the holders of common stock are entitled to vote.

JIVE COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Conversion – Each share of Preferred Stock is convertible into common stock at any time at the option of the holder. The number of shares is calculated by dividing the Preferred Stock original per share issuance price by the Preferred Stock conversion price (initially the original per share issuance price). The Preferred Stock conversion price is subject to adjustment for certain defined events.

Redemption – After February 1, 2019, at the election of the holders of at least a majority of the then outstanding shares of Series A Preferred, Series A-2 Preferred, and Series A-3 Preferred the Company may be required to redeem all outstanding shares of Series A Preferred, Series A-2 Preferred, and Series A-3 Preferred that have not been converted into common stock. The redemption price per share will be equal to the greater of the original per share issuance price or the fair market value at time of redemption.

2011 Stock Plan

The Company’s 2011 Stock Plan, originally approved on August 1, 2006 and subsequently amended (“the Plan”), provides for the grant of incentive stock options and nonstatutory stock options. Under the terms of the Plan, an aggregate of 37,416,740 common shares are available for grant to employees, officers, directors and consultants. The Board of Directors determines the terms of each grant. Generally, the options have a vesting period of four to five years with 25% vesting after the first year of service and monthly thereafter, and have a five to six year contractual life. Certain stock options have provisions to accelerate vesting upon the occurrence of certain events. There were 1,359,284 remaining shares available for grant under the Plan as of December 31, 2017.

The following sets forth the outstanding common stock options and related activity:

	Number of Options Outstanding	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term (Years)
Outstanding as of December 31, 2014	13,913,780	$0.06	3.18
Granted	2,036,900	0.77
Exercised	(8,680,210)	0.02
Canceled/Forfeited	(1,393,695)	0.64

Outstanding as of December 31, 2015	5,876,775	0.23	3.14
Granted	4,223,801	0.79
Exercised	(439,377)	0.14
Canceled/Forfeited	(2,833,179)	0.09

Outstanding as of December 31, 2016	6,828,020	0.64	4.78
Granted	2,401,600	0.78
Exercised	(125,884)	0.19
Canceled/Forfeited	(632,765)	0.73

Outstanding as of December 31, 2017	8,470,971	0.69	4.53

Exercisable as of December 31, 2017	2,733,828	0.50	3.41

JIVE COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stock-based compensation expense recognized in the Company’s statements of operations for the years presented consisted of the following:

	December 31,
	2017	2016	2015
Cost of software subscriptions	$10,213	$6,160	$3,340
Sales and marketing	183,728	52,641	25,785
Research and development	109,863	2,649	27,490
General and administrative	192,408	64,393	43,442

Total stock-based compensation expense	$496,212	$125,843	$100,057

The fair value of each stock-based award granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	December 31,
	2017	2016	2015
Risk-free interest rate	1.65%	1.40%	1.43%
Expected stock price volatility	40.94%	41.22%	47.77%
Expected dividend yield	0%	0%	0%
Expected term	4.3 years	5.5 years	5.9 years

The expected terms were calculated as the mean of the option vesting period and the contractual term. The volatilities were calculated from the historical volatilities of comparable public companies. The risk-free interest rate was based on the yield available on U.S. Treasury zero-coupon issues with a term that approximates the expected term of the option. The Company has no plans to declare any future dividends.

The total intrinsic value of options exercised in the years ended December 31, 2017, 2016, and 2015 was $98,190, $340,276, and $6,683,762, respectively.

As of December 31, 2017, approximately $1.6 million of unrecognized stock-based compensation expense is expected to be recognized over a weighted-average period of 4.0 years.

Warrants

In April 2013, the Company issued a warrant as part of the purchase of an intangible asset. The warrant grants the seller of the intangible asset the ability to purchase 25,000 shares of common stock with a total exercise price of $2,800. The warrant had not been exercised as of December 31, 2017. The fair value of the warrant on the date it was granted was immaterial.

Promissory Note

During the year ended December 31, 2017, the Company repurchased 1,958,565 shares of common stock for cash of $1,996,549 and cancellation of notes receivable of $2,503,646.

9.	Employee Benefit Plan

The Company offers a 401(k) retirement plan for its employees, which provides that the Company make matching contributions of 100% of the first 3% of compensation deferred and 50% of the next 3% of compensation deferred. The matching expense was $1,233,214, $723,574, and $668,912 for the years ended December 31, 2017, 2016, and 2015, respectively.

JIVE COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.	Income Taxes

The components of the provision for income taxes are as follows:

	December 31,
	2017	2016	2015
Current:
State	$31,891	$31,313	$5,488
Foreign	1,922	(15,570)	15,570

Income tax provision	$33,813	$15,743	$21,058

The tax effects of the temporary differences that give rise to deferred tax assets and (liabilities) are as follows:

	December 31,
	2017	2016
Accruals and reserves	$112,632	$171,489
Research and development credits	3,162,341	2,673,137
Net operating loss carryforwards	7,413,711	5,241,559
Depreciation and amortization	(199,015)	(302,602)
Other	164,417	326,625
Valuation allowance	(10,654,086)	(8,110,208)

Total	$—	$—

The provision (benefit) for income taxes differs from the amount computed at statutory rates as follows:

	December 31,
	2017	2016	2015
Statutory tax provision	$(4,850,792)	$(1,653,315)	$(1,852,677)
State tax rate, net of federal benefit	(502,444)	(174,413)	(270,872)
Research and development credits	(489,204)	(486,367)	(767,728)
Permanent items	95,260	35,832	32,310
Stock compensation	156,267	42,738	34,019
Change in valuation allowance	2,543,878	2,228,471	2,795,762
Change in statutory rates	3,120,586	—	—
Foreign rate differential	(37,582)	32,293	36,367
Other, net	(2,156)	(9,496)	13,877

	$33,813	$15,743	$21,058

The Company has recorded deferred tax assets and liabilities based upon estimates of their realizable value; such estimates are based upon likely future tax consequences. In assessing the need for a valuation allowance, the Company considers both positive and negative evidence related to the likelihood of realization of the deferred tax assets. If, based on the weight of available evidence, it is more likely than not that the deferred tax assets will not be realized, the Company records a valuation allowance. The net change in the valuation allowance for the years ended December 31, 2017 and 2016 was an increase of approximately $2.5 million and $2.4 million, respectively.

As of December 31, 2017, the Company had approximately $24.5 million of federal and $25.9 million of state net operating loss carryforwards available to reduce future taxable income, which will begin to expire if not used in 2035 for federal and 2021 for state tax purposes, respectively.

JIVE COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Federal and state tax laws impose substantial restrictions on the utilization of net operating loss and credit carryforwards in the event of an “ownership change” for tax purposes, as defined in Section 382 of the Internal Revenue Code. If an ownership change has occurred, utilization of the net operating loss carryforwards could be reduced significantly.

The Company files income tax returns in the U.S. federal jurisdiction and certain state jurisdictions and is subject to routine tax examinations.

11.	Subsequent Events

In early 2018, the Company entered into agreements with various entities to release the Company from any future commissions payments and any other obligations totaling $5.6 million, which was financed through a note that was subsequently repaid.

On April 3, 2018, LogMeIn USA, Inc. (“LogMeIn”) acquired all the outstanding equity of the Company and the Company became a wholly owned subsidiary of LogMeIn.